Exhibit 99.1

Prospect Capital Announces Offering of Senior Convertible Notes due 2020

NEW YORK, NY — (Marketwired) — 04/07/14 — Prospect Capital Corporation (NASDAQ: PSEC) (“Prospect” or “Company”) announced today that it intends to privately offer, subject to market and other conditions, $400 million in aggregate principal amount of senior unsecured convertible notes due 2020 (the “Notes”). The Notes will be offered in a private placement only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes will mature on April 15, 2020, unless previously converted in accordance with their terms. The Notes will be convertible into shares of the Company’s common stock at a conversion rate to be determined.  Interest on the Notes will be payable semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2014. The interest rate, the conversion rate and other terms of the Notes will be determined at the time of pricing of the offering.

Prospect intends to use the net proceeds from the sale of the Notes to paydown the outstanding balance on the credit facility, maintain balance sheet liquidity, including investments in high quality short-term debt instruments, and thereafter to make long-term investments in accordance with Prospect’s investment objectives.

The Notes and the shares of common stock underlying the Notes have not been registered under the Securities Act, or any applicable state securities laws.  Unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to us could have an adverse effect on us and our shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements.  Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.

Source: Prospect Capital Corporation